Exhibit 5.1

ATER WYNNE LLP

222 S.W. Columbia, Suite 1800

Portland, Oregon 97201

(503)226-1191 (phone)

(503)226-0079 (fax)

November 21, 2003

Board of Directors

FLIR Systems, Inc.

16505 S.W. 72nd Avenue

Portland, Oregon 97224

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by FLIR Systems, Inc., an Oregon corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to which the Company is registering under the Securities Act of 1933, as amended, the resale by the holders thereof of a total of $210,000,000 principal amount of 3.0% Senior Convertible Notes due 2023 (the “Notes”) and the shares of common stock issuable upon conversion thereof (the “Shares”). The Notes were issued pursuant to the Indenture dated June 11, 2003 between the Company and J.P. Morgan Trust Company, National Association (the “Indenture”).

In connection with this opinion, we have examined copies of the Indenture, the Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

With respect to our opinion as to the Notes constituting valid and binding obligations, we have assumed the laws of the State of New York are the same as the laws of the State of Oregon. Our opinion is expressed only with respect to the federal laws of the United States of America and the laws of the State of Oregon. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing and in reliance thereon, we are of the opinion that (i) the Notes constitute valid and binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws of general application relating to or affecting creditors’ rights by general principles of equity (regardless of whether considered in a proceeding at law or in equity) and (ii) following the issuance upon conversion of the Notes in accordance with their terms, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ ATER WYNNE LLP

Ater Wynne LLP